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                                                                     EXHIBIT 1.4


                         FINANCIAL CONSULTING AGREEMENT

        THIS AGREEMENT (this "Agreement") is made and entered into this _____ day of _______________, 1999, by and between Joseph Charles & Assoc., Inc. ("Consultant") and NeoTherapeutics, Inc., a Delaware corporation ("Client").

                                   WITNESSETH:

        WHEREAS, Client desires to obtain Consultant's services in connection with Client's business and financial affairs, and Consultant is willing to render such services as hereinafter more fully set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

        1. Client hereby engages and retains Consultant and Consultant hereby agrees to use its best efforts to render to client the consulting services hereinafter described for a period of eighteen months (18) commencing as of, and conditioned upon, the closing of the underwriting contemplated in the Registration Statement on Form S-1 (File No. 333-79935) declared effective by the Securities and Exchange Commission on _______________, 1999.

        2. Consultant's services hereunder shall consist of consultations with Client concerning the management and operations and the financing of Client's business as Client may from time to time require during the term of this Agreement. Such services may include, at the request of the client, written reports; review, analysis and reports on proposed investment opportunities and short-term and long-term investment policies; assistance in the Client's general relationship with the financial community, including brokers, financial analysts, investment bankers and institutions; and assistance in obtaining financial management, technical and advisory services and financial and corporate public relations. Client agrees that Consultant shall not be precluded during the term of this Agreement from providing other consulting services or engaging in any other business activities whether or not such consulting services or business activities are pursued for gain, profit or other pecuniary advantage and whether or not such consulting activities are in direct or indirect competition with the business activities of Client.

        3. The fees payable to Consultant under this Agreement do not include any services Consultant might perform as finder, or person otherwise responsible for the public or private placement of future financing for Client. Consultant will be paid additional compensation on terms and conditions mutually satisfactory to Client pursuant to a separate written agreement between the parties with respect to any such transaction which is consummated as to which Consultant is a finder.

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        4. Client agrees to pay to Consultant for its services hereunder the sum of $4,000.00 per month during the term of this Agreement. Client agrees that the entire sum due to consultant hereunder, $72,000.00, shall be paid in full upon execution hereof.

        5. Consultant shall be entitled to reimbursement by Client for such reasonable out-of-pocket expenses for travel, accommodation and other related expenses as Consultant may incur in performing services under this Agreement.

        6. All final decisions with respect to consultations or services rendered by Consultant pursuant to this Agreement shall be those of Client, and there shall be no liability on the part of the Consultant in respect thereof. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and there are no representations or warranties other than as shall be herein set forth. No waiver or modification hereof shall be valid unless in writing. No waiver of any term, provision or condition of this Agreement, in any one or more instance, shall constitute a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver.

        7. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Florida.

        IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed as of the day and year first above written.

                                       NEOTHERAPEUTICS, INC.


                                       By: /s/ DR. ALVIN J. GLASKY
                                           -------------------------------------
                                           Dr. Alvin J. Glasky,
                                           President and Chief Executive Officer


                                       JOSEPH CHARLES & ASSOC., INC.


                                       By:
                                           -------------------------------------
                                           Authorized Officer


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